[WINDSORTECH LOGO OMITTED]

For Immediate Release

IR Contact                        Media Contact      Corporate Contact
David Waldman/Jody Burfening      Jerry Miller       Robert D. Jackson
Lippert/Heilshorn & Associates    JMPR               WindsorTech, Inc.
dwaldman@lhai.com                 jmpr@nyc.rr.com    rjackson@windsortechinc.com
(212) 838-3777                    (212) 777-0552     (561) 748-6136


                     WINDSORTECH ANNOUNCES NEW BOARD MEMBER


HIGHTSTOWN, NJ--August 24, 2004--WindsorTech, Inc, (OTCBB: WSRT) a data security and environmental compliance service company, today reported that Robert W. VanHellemont has been appointed to the board of directors. The addition of Mr. VanHellemont brings the total number of board members to five.

Mr. VanHellemont, age 58, is the founder and chief executive officer of the Varilease companies. The Varilease companies are leading North American business equipment and financing providers, which have financed more than $1 billion in assets worldwide. Mr. VanHellemont founded Varilease Corp. in 1987 and founded Varilease Technology Finance Group, Inc. in 2000. Additionally, Mr. VanHellemont served as senior vice president of Thomson-McKinnon Securities and spent over 10 years in senior positions at CMI Corp.

Marc Sherman, president and chief executive officer of WindsorTech, commented, "Bob brings significant operational and sales experience, as well as over 25 years in the equipment leasing industry. Additionally, he has solid relationships with major industry participants, which we may leverage as part of our strategy to form partnerships with OEMs, distributors, leasing, and finance companies."

About WindsorTech, Inc.

WindsorTech, Inc. is a Data Security and Environmental Compliance Service company offering data security/erasure, environmental compliance, IT asset management consulting, and remarketing services to corporate, public and academic customers. The company is a Provider Member of IAITAM (International Association of IT Asset Managers) and holds a seat on their panel of Expert Speakers. For more information, visit our website at www.windsortechinc.com.

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